Exhibit 99.1

GTT Announces Upcoming Departure of CFO

MCLEAN, Va., August 27, 2019 — GTT Communications, Inc. (NYSE: GTT), a leading global cloud networking provider to multinational clients, announced today that Mike Sicoli, GTT’s chief financial officer, will depart the company on September 30, 2019, having accepted a more senior role with a data center and cloud solutions provider. GTT has initiated a search for a new CFO and named Dan Fraser as the interim chief financial officer, effective upon Mr. Sicoli’s departure. Mr. Fraser currently serves as GTT’s senior vice president, principal accounting officer and global corporate controller, and brings more than 20 years of industry experience to the role, including over five years at GTT.

“We thank Mike for his tremendous contributions to GTT’s rapid growth over the past four years,” said Rick Calder, GTT president and CEO. “Mike’s accomplishments in leading and building GTT’s finance organization have been instrumental to the execution of our strategy. We wish him every success in his new role.”

Mr. Sicoli stated, “My time at GTT has been very rewarding, and I am proud of our many accomplishments. I believe GTT is on the right path for long-term success, and I plan to remain a significant shareholder. I am also confident that the finance team is in very capable hands as I move to the next chapter of my career.”

About GTT

GTT connects people across organizations, around the world and to every application in the cloud. Our clients benefit from an outstanding service experience built on our core values of simplicity, speed and agility. GTT owns and operates a global Tier 1 internet network and provides a comprehensive suite of cloud networking services. For more information on GTT (NYSE: GTT), please visit www.gtt.net.

GTT Investor Relations:	GTT Media Inquiries:
Carolyn Capaccio/Jody Burfening, LHA	Marion Janic, RooneyPartners
+1-212-838-3777	+1-212-223-4017
ccapaccio@lhai.com	mjanic@rooneyco.com

Bob Cavosi, RooneyPartners
+1-646-638-9891
rcavosi@rooneyco.com